UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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[x] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

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(Name of Registrant as Specified In Its Charter):

Pinnacle Entertainment, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

American Federation of Labor and Congress of Industrial Organizations
(the "AFL-CIO")

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PRELIMINARY PROXY STATEMENT
INDEPENDENT SHAREHOLDER SOLICITATION
For the Annual Meeting of Stockholders
Pinnacle Entertainment, Inc. (NYSE: PNK)
[LOCATION]
[TIME AND DATE]
First released to shareholders:
[__________], 2010

American Federation of Labor and
Congress of Industrial Organizations (the "AFL-CIO")
Attn: AFL-CIO Office of Investment
815 16th Street NW
Washington, D.C. 20006
Telephone: 202-637-3900
Fax: 202-508-6992

Dear Fellow Pinnacle Entertainment, Inc. Shareholders:

We are writing to urge you to support four proposals that we believe will strengthen corporate governance at Pinnacle Entertainment, Inc. (the "Company"). The proposals request that the Board of Directors take the necessary steps to:

(1) amend the bylaws to require that an independent director serve as Chairman,
(2) amend the bylaws to require that directors be elected by a majority of votes cast,
(3) adopt an annual advisory vote by shareholders on executive compensation,
(4) adopt a policy to prohibit certain tax gross-up payments to executives and directors.

A full description of these proposals follows below. We believe that these reforms will promote shareholder value and increase management accountability. In our view, these reforms are especially important in light of the Company's disappointing results:

Our Company's stock has substantially underperformed the Dow Jones US Gambling Index. According to the Company's most recent Form 10-K filed on February 26, 2010 (the "10-K"), a $100 investment in our Company's stock at the end of 2004 would be worth only $45.40 at the end of 2009. During this five year period, an investment in the Dow Jones US Gambling Index (including dividend reinvestment) would have declined in market value by 29%, whereas an investment in our Company's stock would have declined 55%.

Our Company's financial performance has deteriorated over the past two years. The Company suffered a $258.3 million net loss in 2009 and a $322.6 million net loss in 2008. A significant portion of these losses is attributable to our Company's investment in Atlantic City, New Jersey and the Company's subsequent decision to suspend development of this property. Over the past two years, the Company has recorded a total of $356.7 million in impairment of land and development costs related to this project. (Company 10-K).

Our Company recently underwent a difficult CEO succession process. Former Company Chairman and CEO Daniel Lee resigned after the Missouri Gaming Commission launched an investigation to determine whether Mr. Lee had threatened an elected official over a casino zoning vote. ("Pinnacle CEO resigns", St. Louis Business Journal, November 9, 2009). After operating for four months with an interim CEO, the Company hired Anthony Sanfilippo as CEO. (Company Press Release, March 15, 2010).

Our Company is losing a potentially valuable gaming license for one of its casinos in Saint Louis, Missouri. On January 27, 2010, the Missouri Gaming Commission issued a preliminary order to revoke the Company's gaming license for the President Casino. The preliminary order alleged that the President Casino's offerings and revenues had been purposefully downgraded. (Company 10-K). The Company agreed to settle the preliminary order by surrendering the President Casino's gaming license. (Company Press Release, March 10, 2010).

In light of these facts, we believe that the Company would strongly benefit from instituting basic corporate governance reforms that promote greater accountability to shareholders. Although these corporate governance issues are not free from debate, the proposals (described below) are recognized by many institutional investors and corporate governance experts as basic elements of good corporate governance. In our opinion, adoption of these proposals will cause the Company's management and directors to better focus on the central goal of restoring shareholder value at the Company.

WE RECOMMEND THAT YOU VOTE "FOR" EACH OF THE PROPOSALS.

SHAREHOLDER PROPOSAL #1:
REQUIRE AN INDEPENDENT BOARD CHAIRMAN
ITEM #3 ON THE AFL-CIO'S [COLOR] PROXY CARD

Shareholders are asked to consider and vote upon a resolution to recommend that the Board of Directors take the necessary steps to amend the bylaws to require that an independent director serve as Chairman:

RESOLVED: The stockholders of Pinnacle Entertainment, Inc. (the "Company") recommend that the Board of Directors take the steps necessary to amend the Company's bylaws to require that an independent director, who has not previously served as an executive officer of the Company, be its Chairman. The amended bylaws should be implemented so as not to violate any contractual obligations. The amended bylaws should also specify the process for selecting a new independent Chairman if the current Chairman ceases to be independent or if no independent director is available and willing to serve as Chairman.

Supporting Statement

We believe it is the responsibility of the Board of Directors to protect shareholders' long-term interests by providing independent oversight of management in directing the Company's business and affairs. In our view, when the CEO serves as Chairman, this arrangement may hinder the ability of the Board of Directors to monitor the CEO's performance and to provide the CEO with objective feedback and guidance.

In past years, our Company has combined the positions of Chairman and CEO. Former Company Chairman and CEO Daniel Lee served as Chairman and CEO from April 2002 until his resignation from the Company. (Company Proxy Statement filed April 15, 2009). We believe that our Company could have benefited from having an independent director rather than Mr. Lee serve as Chairman during this period.

In our opinion, the designation of a lead independent director is not an adequate substitution for an independent board chairman. In February 2008, our Company created the position of a lead director who is responsible for coordinating communications between the Board of Directors and the CEO and appointed John Giovenco as the Company's initial lead director. (Company Proxy Statement filed April 15, 2009).

The Company separated the positions of Chairman and CEO after Mr. Lee's departure. On November 7, 2009, the Board of Directors appointed director Richard Goeglein as its Interim Nonexecutive Chairman and Mr. Giovenco to serve as Interim Chief Executive Officer of the Company. (Company Form 8-K filed November 12, 2009). Mr. Goeglein was appointed Nonexecutive Chairman with the appointment of Anthony Sanfilippo as the Company's CEO. (Company Press Release, March 15, 2010).

In our opinion, the practice of having an independent chairman should be made more permanent. For this reason, we believe that the Company's bylaws should be changed to require that an independent director serve as Chairman of the Board of Directors. Such a bylaw amendment will help ensure that the positions of Chairman and CEO will remain separate at our Company in the future.

SHAREHOLDER PROPOSAL #2:
REQUIRE MAJORITY VOTE DIRECTOR ELECTIONS
ITEM # 4 ON THE AFL-CIO'S [COLOR] PROXY CARD

Shareholders are asked to consider and vote upon a resolution to recommend that the Board of Directors take the necessary steps to amend the bylaws to require that directors be elected by a majority of votes cast:

RESOLVED: The stockholders of Pinnacle Entertainment, Inc. (the "Company") recommend that the Board of Directors take the steps necessary to amend the Company's bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at annual meetings of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:

The election of directors is one of the fundamental rights of stockholders. However, we are concerned that director elections are less meaningful when director nominees are selected by an incumbent board of directors and director elections are rarely contested. We believe that electing directors by the plurality vote system further reduces the importance of director elections as a mechanism for holding boards accountable.

Our Company uses a plurality vote standard in its director elections. (Company Proxy Statement filed April 15, 2009). Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee. For this reason, we believe that plurality voting should only be used in contested director elections.

We believe that our Company's director election vote standard should be changed to a majority vote standard. Under a majority vote standard, directors must receive a majority of the votes cast to be elected. In our view, a majority vote standard for the election of directors provides shareholders with a more meaningful role in director elections because new nominees would have to receive a majority of votes cast to be elected.

Under the corporate laws of Delaware where our Company is incorporated, incumbent directors who do not receive the required vote for election are held over until the director resigns or shareholders otherwise remove the director. To address this possibility, we believe that the Board of Directors should adopt a director resignation policy to require that any holdover directors submit their resignation to the Board of Directors.

SHAREHOLDER PROPOSAL #3:
ANNUAL ADVISORY VOTE ON EXECUTIVE PAY
ITEM # 5 ON THE AFL-CIO'S [COLOR] PROXY CARD

Shareholders are asked to consider and vote upon a resolution to recommend that the Board of Directors take the necessary steps to adopt an annual advisory vote by shareholders on executive compensation:

RESOLVED: The stockholders of Pinnacle Entertainment, Inc. (the "Company") recommend that the Board of Directors adopt a policy requiring that the proxy statement include a proposal, submitted and supported by the Board of Directors, seeking an advisory vote of shareholders to ratify and approve the report of the Compensation Committee and the executive compensation policies and practices described in the Company's Compensation Discussion and Analysis.

Supporting Statement

We believe that investors are increasingly concerned with executive compensation issues including the overall size of executive pay packages and whether executive pay incentives are aligned with the interests of shareholders. If implemented, this proposal will give our Company's shareholders a "say-on-pay" by requiring a non-binding vote on executive compensation packages at each annual meeting of stockholders.

In our view, our Company's stockholders have a strong interest in linking executive compensation to performance given our Company's poor stock performance over the past five years. Submitting our Company's executive compensation practices to an annual advisory vote would give the Board of Directors useful information about whether our Company's stockholders approve of how our Company pays its senior executives.

The United Kingdom, Australia, the Netherlands, Norway and Sweden have adopted statutes requiring shareholder votes on executive compensation. ("'Say-on-Pay': Linking Executive Pay to Performance," New York Law Journal, September 24, 2008). The U.S. Treasury has proposed legislation to Congress to require that all U.S. publicly traded companies give shareholders a "say-on-pay." ("Administration's Regulatory Reform Agenda Moves Forward: Say-On-Pay," US Department of the Treasury, July 16, 2009).

Many companies in the United States have started to submit their executive compensation practices to a vote by shareholders. Two dozen companies have voluntarily agreed to conduct say-on-pay annual votes. And more than 300 financial companies who received financial assistance from the Troubled Asset Relief Program have been required to hold "say-on-pay" votes under the American Recovery and Reinvestment Act of 2009. ("2009 RiskMetrics Group Postseason Report," RiskMetrics Group, October 2009).

SHAREHOLDER PROPOSAL #4:
PROHIBIT CERTAIN TAX GROSS-UP PAYMENTS
ITEM # 6 ON THE AFL-CIO'S [COLOR] PROXY CARD

Shareholders are asked to consider and vote upon a resolution to recommend that the Board of Directors take the necessary steps to adopt a policy to prohibit certain tax gross-up payments to executives and directors:

RESOLVED: The stockholders of Pinnacle Entertainment, Inc. (the "Company") recommend that the Compensation Committee of the Board of Directors adopt a policy that the Company will not provide to its senior executives or directors any tax gross-up payment ("Gross-up"), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to employees of the Company generally. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of a senior executive or director whose amount is calculated by reference to an actual or estimated tax liability. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.
Supporting Statement

We believe that our Company's executives and directors should be responsible for paying their own tax obligations and not the stockholders. In our opinion, the payment of tax gross-ups on executive perks and golden parachutes is not related to performance. Instead, we would prefer that the money for tax gross-ups be spent on performance-based compensation, reinvested into the Company, or returned to the stockholders.

Our Company has paid its senior executives tax gross-up payments for certain prerequisites that are taxable. For example, in 2008 our Company's former CEO Daniel Lee received $17,902 in tax gross-ups related to his family's use of corporate aircraft on 10 occasions to travel to Company events such as New Year's Eve. In addition, in 2008 all of the Company's named executive officers received tax gross-up payments for executive medical benefits. (Company Proxy Statement filed April 15, 2009).

Our Company has also promised to pay certain tax gross-ups for its executives' golden parachutes in the event of a change in control. Company executives are entitled to a tax gross-up if their severance payment is subject to an excise tax under Internal Revenue Code Section 4999. In addition, on January 1, 2008 the Company amended its Executive Deferred Compensation Plan to provide tax gross-ups upon a change in control for senior executives' annuity benefits. (Company Proxy Statement filed April 15, 2009).

The amounts involved in tax gross-ups can be sizeable especially following a change of control. Had Mr. Lee been terminated following a change in control on December 31, 2008, he would have received a tax gross-up equal to $4,983,819. The Company's directors also are entitled to tax gross-ups following a change in control for the Directors Health and Medical Insurance Plan. (Company Proxy Statement filed April 15, 2009).

I. VOTING PROCEDURES:

PLEASE USE THE ENCLOSED [COLOR] PROXY CARD TO VOTE FOR THE PROPOSALS. YOU SHOULD ALSO HAVE RECEIVED A PROXY CARD FROM MANAGEMENT. IF YOU SUPPORT ALL OR ANY OF OUR PROPOSALS, DO NOT SEND BACK MANAGEMENT'S CARD. ANY PROXY CARD YOU HAVE SIGNED IS CANCELLED OUT BY SUBMITTING A LATER-DATED PROXY CARD.

We intend to solicit at least a majority of the voting power of the Company's outstanding stock. In order to vote for these proposals, you will need to return our proxy card unless management gives you the specific opportunity to vote for or against these proposals on its proxy card. A proxy vote may be revoked any time prior to the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person.

The record date for eligibility to vote is [__________], 2010. We are not nominating candidates to the Board, nor will we seek any discretionary voting authority for the meeting, meaning that we will vote all proxy cards strictly as you direct, and if matters come up on which you have not given us instructions, we will not vote your shares on those matters. We do not anticipate any matters to be raised at the meeting other than what are already in the Company's proxy statement, as the Company's bylaws require advance notice be given management of any matters to be raised at the meeting. We incorporate by reference all information concerning the board of directors and voting procedures contained in management's proxy statement at pages [____].

II. INFORMATION ABOUT THE PARTICIPANTS IN THIS SOLICITATION:

This solicitation is made by the AFL-CIO and its employees, agents or persons who are authorized to act on the AFL-CIO's behalf, none of whom will receive additional compensation for this solicitation. The AFL-CIO is a federation of 57 labor unions who represent 11.5 million union members. The AFL-CIO is the record owner of 600 shares of the Company's common stock. Affiliated unions of the AFL-CIO and their affiliated pension and employee benefit funds also likely own stock in the Company. The AFL-CIO Office of Investment, a department of the AFL-CIO, provides research and assistance in support of shareholder advocacy and corporate governance initiatives by collectively-bargained pension and employee benefit funds. The AFL-CIO and the AFL-CIO Office of Investment are located at 815 16th Street, NW, Washington, D.C. 20006.

One of the unions affiliated with the AFL-CIO is UNITE HERE. UNITE HERE is a labor union representing casino, hospitality and service workers in North America. UNITE HERE is a record owner of 330 shares of the Company's common stock. UNITE HERE has a labor dispute with the Company as described in the Company's Form 10-K dated February 26, 2010. UNITE HERE's affiliate in St. Louis, Missouri represents certain workers at the President Casino (owned by the Company) and began negotiating a collective bargaining agreement at HoteLumiere (also owned by the Company) in 2008. In May 2009, the Company notified UNITE HERE that the agreement for HoteLumiere was no longer in effect and that the collective bargaining agreement for the President Casino was being terminated. In response, UNITE HERE filed unfair labor practice charges with the National Labor Relations Board (the "NLRB"). In August 2009, the Company rejected a proposed settlement with the NLRB. The NLRB is considering whether to seek an injunction. Regardless of the outcome of this dispute, AFL-CIO will vote all proxies received in accordance with the instructions of the shareholder providing the proxy card. We do not seek your support in labor matters, and do not believe that the adoption of the AFL-CIO's shareholder proposals will have any impact on such matters.

The AFL-CIO will bear all costs in connection with this solicitation and will not seek reimbursement of the costs of the solicitation from the Company. Proxies will be solicited by mail, electronic mail, the Internet, telephone, facsimile and in person. The AFL-CIO will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. Costs incidental to this solicitation, including expenditures for printing, postage, legal and related expenses are expected to be approximately $10,000.

III. YOUR RIGHT TO MAKE SHAREHOLDER PROPOSALS

If a shareholder has owned more than $2,000 worth of stock for more than a year and meets the other criteria of Rule 14a-8 of the Securities Exchange Act of 1934, he or she then has a legal right to have a proposal appear in management's proxy statement and card. The deadline for shareholders to submit proposals for inclusion in management's proxy statement for the 2010 annual meeting of stockholders was December 16, 2009.

IV. EXECUTIVE COMPENSATION/SECURITY OWNERSHIP OF MANAGEMENT AND 5% OWNERS

We incorporate by reference the information contained in management's proxy statement at pages [___].

IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE AFL-CIO OFFICE OF INVESTMENT AT (202) 637-3900.

PROXY CARD

Solicited by the AFL-CIO for the Annual Meeting of Stockholders of Pinnacle Entertainment, Inc.

The undersigned hereby designates Daniel Pedrotty and Brandon Rees, or either of them, with full power of substitution, as the proxy of the undersigned for the sole purpose of voting all stock of the undersigned in the manner marked below at the Pinnacle Entertainment, Inc. annual meeting of stockholders for 2010. This proxy card grants no discretionary voting authority: if matters come before the meeting other than the items below, the stock of the undersigned will not be voted on such matters.

1. ELECTION OF DIRECTORS

[ ] FOR ALL NOMINEES.
[ ] WITHHOLD ALL NOMINEES
[ ] WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NAME(S) OF NOMINEES BELOW:

AFL-CIO MAKES NO RECOMMENDATION ON THE DIRECTORS ELECTION

2. TO RATIFY THE APPOINTMENT OF [ ] AS INDEPENDENT AUDITORS FOR THE 2010 FISCAL YEAR

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

AFL-CIO MAKES NO RECOMMENDATION ON THE RATIFICATION OF THE AUDITOR

THE AFL-CIO URGES A VOTE FOR THE FOLLOWING SHAREHOLDER PROPOSALS:

3.To recommend that the Board of Directors take the necessary steps to amend the bylaws to require that an independent director serve as Chairman.

FOR THIS PROPOSAL:
AGAINST THIS PROPOSAL:
ABSTAIN:

4.To recommend that the Board of Directors take the necessary steps to amend the bylaws to require that directors be elected by a majority of votes cast.

FOR THIS PROPOSAL:
AGAINST THIS PROPOSAL:
ABSTAIN:

5.To recommend that the Board of Directors take the necessary steps to adopt an annual advisory vote by shareholders on executive compensation.

FOR THIS PROPOSAL:
AGAINST THIS PROPOSAL:
ABSTAIN:

6.To recommend that the Board of Directors take the necessary steps to adopt a policy to prohibit certain tax gross-up payments to executives and directors.

FOR THIS PROPOSAL:
AGAINST THIS PROPOSAL:
ABSTAIN:

If no direction is made above, AFL-CIO will vote this card FOR the above shareholder proposals (Items # 3, 4, 5, and 6) and not vote in the election of directors (Item # 1) or the ratification of the auditor (Item # 2).

Dated: _____________

SIGNATURE:________________________________________

PRINT: _____________________________________________

NAME:_____________________________________________

TITLE (if shares not held in above name): _________________

This card can be returned in the enclosed envelope or faxed to (202) 508-6992.